NATIONSBANK CORPORATION
Charlotte, NC 28255


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November 8, 1995 --NationsBank Corporation today announced its inaugural Euro medium-term note program which provides for the sale from time to time of up to $1.5 billion in notes with maturities of nine months or more from the date of original issue. The notes may be either senior or subordinated and denominated in a number of different currencies.

Notes will be offered exclusively to non-U.S. investors.
Notes issued under the program have not been, and will not be, registered with the SEC. They may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Proceeds from the sale of notes will be used for general corporate purposes, including working capital needs, funding of the corporation's banking and nonbanking subsidiaries, payment of maturing debt, possible repurchase of outstanding equity securities and other activities.

At September 30, 1995, NationsBank Corporation was the fourth-largest U.S. banking company with $182 billion in total assets.